Exhibit 99.2
REHABCARE CONFERENCE CALL SCRIPT
August 6, 2009

INTRODUCTION BY CONFERENCE OPERATOR

INTRODUCTION OF MANAGEMENT BY GENERAL COUNSEL

This conference call contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements are based on the Company’s current expectations and could be affected by numerous factors, risks and uncertainties discussed in the Company’s filings with the Securities and Exchange Commission, including its most recent annual report on Form 10-K, subsequent quarterly reports on Form 10-Q and current reports on Form 8-K. Do not rely on forward looking statements. The Company cannot predict or control many factors that affect its ability to achieve the results estimated.  The Company makes no promise to update any forward looking statements as a result of changes in underlying factors, new information, future events or otherwise.

JOHN SHORT

INTRODUCTION AND WELCOME

Good morning and thank you for joining us today.  I’m John Short, President and CEO of the Company.  With me are Jay Shreiner, Chief Financial Officer, and the members of my executive management team, all of whom will be available to answer your questions at the conclusion of our remarks.

Results for the second quarter were mostly in line with our expectations. Our Skilled Nursing Rehabilitation Services (SRS) and Hospital Rehabilitation Services (HRS) divisions delivered a stellar earnings performance.  And, all of our divisions achieved strong operating and same store revenue growth.

The slip in earnings performance by our Hospital division in the second quarter was primarily the result of lower revenue per patient day in certain hospitals.  We continue to take actions to improve performance in each of our hospital markets while assessing opportunities that will move us closer to a level of critical mass in our Hospital division.   A broader base of hospitals will allow us to better leverage our infrastructure and absorb the impact of start-ups, seasonal shifts and performance issues at individual hospitals.   To that end, on June 30, we announced our joint venture ownership of Dallas LTAC Hospital.  With the addition of Dallas and Greater Peoria Specialty Hospital, which opened on August 4, we currently own and operate 13 hospitals, six inpatient rehabilitation facilities and seven long-term acute care hospitals (LTACHs).

Now, let me share some of the highlights from the quarter as they pertain to our core operating divisions.

Year-over-year operating revenues improved 8.1 percent to 123.8 million dollars in our Skilled Nursing Rehabilitation Services division, driven by a 9.1 percent increase in contract therapy same store revenues.  The division had a net gain of 12 units over the second quarter of 2008 and a net gain of two from the first quarter.  We opened 33 new locations and closed 31 during the quarter compared to 35 openings and 40 closures in the first quarter of 2009.  We continue to see a relatively high period of consolidation and ownership changes among our skilled nursing facility (SNF) clients. In the second quarter, 44 new client contracts were signed and the number of signed but unopened contracts stood at 26 at the end of the quarter.

Operating earnings were 9.1 million dollars, or 7.4 percent of revenue, compared to 6.2 million dollars, or 5.4 percent of revenue, in the second quarter of 2008.  The year-over-year gain is a result of improved operating performance and better leveraging of selling, general and administrative costs.

Operating revenues in our Hospital Rehabilitation Services division improved 12.1 percent to 45.1 million dollars over the prior year quarter, with inpatient revenues increasing by 10.2 percent and outpatient revenues increasing 17.7 percent.  Inpatient rehabilitation facility same store discharges increased 5.9 percent compared to second quarter 2008 and outpatient same store revenues increased 12.4 percent.

Operating earnings increased to 7.7 million dollars, or 17.0 percent of revenue, compared to 5.3 million dollars, or 13.2 percent of revenue, in the second quarter of 2008.  A higher average number of inpatient rehabilitation facilities, increased revenue per program and strong same store growth contributed to year-over-year revenue and earnings growth.

At the end of second quarter 2009, HRS operated 156 programs compared to 154 at the end of second quarter 2008 and 158 at the end of first quarter 2009.  The number of inpatient rehabilitation facility programs was down two sequentially to 111 but up from 107 a year ago. The division had two inpatient rehabilitation facility openings and four closings and two signed but unopened inpatient rehabilitation facility contracts.  For the full year 2009, we expect stable unit count in our HRS division.

Revenues in our Hospital division in the second quarter increased 2.7 percent sequentially and same store discharges increased 10.3 percent.  The division reported an operating loss of 3.8 million dollars compared to a loss of 2.3 million dollars in the first quarter.  The 1.5 million dollar sequential increase in operating losses was primarily due to lower revenue per patient day, a result of decreased case-mix index and higher unfunded days in certain hospitals and limiting admissions to achieve compliance with the 60% Rule in two of our IRFs.

Turning to an update on the legislative landscape, while post-acute bundling generated considerable debate during the first quarter, the focus today is on whether Congress will reach agreement on a health reform package.  We remain actively engaged in the healthcare debate and cautiously optimistic that a bill will surface before year end that would include both a physician fee schedule fix and an extension of the Part B Therapy Cap exception process, which expires December 31.

On July 31, CMS released the final rules for FY2010 Medicare reimbursement.  We estimate a net 2.8 percent rate increase for our freestanding inpatient rehabilitation facilities and a net 1.4 percent increase for our LTACHs.  The 1.1 percent decrease for SNFs will likely result in some downward pricing pressure in our SRS division.

I’ll now turn the call over to Jay Shreiner, who will review our consolidated financial results for the quarter and outlook for 2009.

JAY SHREINER

Thank you, John.

Consolidated operating revenues for the second quarter of 2009 were 205.2 million dollars, compared to 181.9 million dollars in the second quarter of 2008, a 12.8 percent increase.

Net earnings from continuing operations for the second quarter of 2009 were 7.4 million dollars compared to 4.0 million dollars in the 2008 second quarter.  Diluted earnings per share attributable to RehabCare from continuing operations for the second quarter of 2009 were 43 cents compared to 26 cents in the second quarter of 2008.

Consolidated net earnings attributable to RehabCare were 6.9 million dollars, or 38 cents per diluted share, in the second quarter of 2009, compared to 4.5 million dollars, or 25 cents per diluted share, in the second quarter of 2008.  In the 2009 second quarter, we incurred a loss from discontinued operations, net of tax, of 900,000 dollars.  This includes a 700,000 dollar after-tax loss on the sale of Phase 2 Consulting on June 1 and a 200,000 dollar after-tax loss from Phase 2’s discontinued operating activities through the date of sale.

For the six-month period ending June 30, 2009, we generated cash from operations of 27.1 million dollars and spent 5.9 million dollars for capital expenditures, principally related to information systems and equipment for Greater Peoria Specialty Hospital.

Days sales outstanding in accounts receivable decreased to 60.9 days at June 30, 2009 compared to 63.9 days at March 31, 2009, a result of successful collection efforts.

At quarter end, we had approximately 23.6 million dollars in cash and cash equivalents and 32.7 million dollars in outstanding debt, a 24.3 million dollar decrease from the end of the first quarter.  Net debt (or outstanding debt less cash and cash equivalents) stood at 9.1 million dollars at the end of second quarter 2009 compared to 18.8 million dollars at the end of the first quarter 2009.

As previously stated, we will not be providing revenue and earnings per share guidance for 2009, but provide the following outlook, which takes into consideration the recently released final Medicare rules:

●	We anticipate strong consolidated revenue and net earnings growth for the full year 2009.
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In our Skilled Nursing Rehabilitation Services division, we expect 6.5 to 7.5 percent operating earnings margins for the remainder of 2009, driven by 6 to 8 percent year-over-year same store revenue growth.  The division also expects flat to modest unit growth in 2009.

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The Hospital Rehabilitation Services division expects 15 to 17 percent operating earnings margin and flat unit growth for the remainder of 2009.  The division also anticipates 3 to 5 percent year-over-year growth in inpatient rehabilitation facility same store discharges.

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For our Hospital division, we expect total year operating losses of $12.5 to $14.0 million, which includes approximately $3.0 million of incurred and anticipated merger and acquisition related costs, including $500,000 for the Dallas LTAC acquisition. For full year 2009, revenue is expected to be between 155 and 165 million dollars, driven by strong growth in mature and de novo hospitals, including our Dallas LTACH.  We continue to expect breakeven operating earnings run rate by the end of the first half of 2010.

●	The effective tax rate is anticipated to approximate 39 percent for 2009 after consideration of noncontrolling interests and equity income.
●	We expect continued strong operating cash flow and DSO in the range of 60 to 65 days.
●	Capital expenditures are anticipated to be approximately 6.0 million dollars for the remainder of 2009, principally related to information systems investments.

Now I will turn the call back over to John.

JOHN SHORT

Thank you, Jay.

Closing Remarks

We are very pleased with the performance of our SRS and HRS divisions during the first half of the year and are well positioned to deliver on our revenue and earnings outlook for 2009.  Their consistent execution and our conservative balance sheet have given us the financial flexibility to evaluate growth opportunities that will help our Hospital division achieve economies of scale.

While it is still unclear how healthcare reform will ultimately change the face of healthcare, we remain confident in the underlying strength of our business model, and in our innovative spirit, to move us into the future.

I want to thank our colleagues for their hard work and dedication.  Only through their support can we continue to build an organization with the strength and stability to deliver on our greatest promise, which is to help people regain their lives.

With that, I would like to have our operator open the call for questions.

To be read following Questions and Answers –

As a reminder, this conference call is being webcast live on our web site, www.rehabcare.com and will be available for replay beginning at noon Eastern time today.